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Exhibit 10.1

GLOBAL SHIPPING

TELEFAX

An/To Telefax Nr.	Via e-mail

Anzahl Selten / Total number of Pages	8

An/To:	Von / From:
Star Maritime Acquisition Corp./	Commerzbank AG
Star Bulk Carriers Corp.	Global Shipping
Fiorina Riccobono
Attention:	Ness 7-9
Mr. Akis Tsirigakis	20457 Hamburg
Mr. George Syllantavos	e-mail: shipfinance@commerzbank.com
Telefax-Nr.:	Tel.:	Datum/Date:
+49 40 3683 4068/4123	+49 40 3683 2047	30.04.2007

If you receive this fax in error, illegible or not all pages, please call: +49-40-3683 - 4066 or—4067

Dear Sirs,

We are pleased to inform you that we have—subject to the required vote of Star Maritime Acquisition Corp. shareholders—obtained board approval to submit to you a binding offer for the part financing of up to 8 second hand bulk carriers.

We have noted the details of the Security Vessels as per the attached table:

Tranche A Security Vessels:

					Employment
Type	Vessel Name	Dwt	Shipbuilder	Year Built	Type/Term	Daily Time Charter Hire Rate, net
Supramax	I Duckling	52,994	Oshima, Japan	2003	Time charter with Neptun Shipping, exp. 12/07	$28,785
Supramax	J Duckling	52,500	Tsuneishi Cebu.	2003	Spot	(*	)

Additional Security Vessels in case of Tranche B utilization:

Employment
Type	Vessel Name	Dwt	Shipbuilder	Year Built	Type/Term	Daily Time Charter Hire Rate, net
Supramax	C Duckling	52,500	Oshima, Japan	2002	Time charter with TMT Co. Ltd., exp. 2/08	$28,500
Supramax	F Duckling	52,434	Tsuneishi, Japan	2000	Time charter with Essar Shipping Ltd., exp. 2/09	$24,510
Supramax	G Duckling	52,434	Tsuneishi, Japan	2001	Time charter with North China Shipping Ltd., exp. 1/09	$24,336
Owner / Borrowers:			For each Security Vessel a single purpose company (SPC) jointly & severally liable, to be incorporated in a jurisdiction acceptable to the Lender, each wholly owned by Star Bulk Carriers Corp.
Corporate Guarantor:			Star Bulk Carriers Corp., Majuro, Marshall Islands ("Star Bulk"), Star Maritime Acquisition Corp., if the merger will not be approved
Commercial Manager:			Star Bulk Management
Technical Manager:			Oceanbulk Maritime S.A. and/or a further Commercial Manager, to be acceptable to the Lender
Lender/Agent:			Commerzbank AG, Hamburg branch.

The Lender has the right to transfer (part of) the Loan to a) one of Commerzbank's entities, at any time at the costs of the Lender, and/or b) one or more first class international banks appointed by the Lender and to be acceptable to the Borrowers.
Security Vessels:			The mortgaged Vessels under Tranche A and/or Tranche B (due to the above Schedule and other provisions of this Indication).
Time Charterer:			tbd

Purpose of the Loan:	Tranche A: Part-financing of the purchase prices for the acquisition of 8 second hand bulk carriers from TMT Co., Ltd. Group.
Tranche B: For the payment of redemption amounts to existing shareholders of Star Bulk and part-financing of the purchase prices for additional second hand bulk carriers (parameters to be agreed).
Loan:	Term Loan Facility
Currency:	USD
Loan Amount:	Up to USD 120 million, but — no more than 80% of the Security Vessels' charter free market value (to be evidenced by a broker appointed by the Agent) prior to drawdown.
Loan Tranches and Drawdown:	Tranche A: up to USD 50 million, to be drawn down in accordance with the underlying Memorandum of Agreement, but in any case not later than 31st December 2007.
Tranche B: up to USD 70 million, not later than 31st December 2007.
At the time Tranche B becomes available upon satisfaction of the relevant Conditions Precedent, the two Tranches could be amalgamated into one [see Maturity and Repayment].
Drawdown Conditions:	Standard Drawdown Conditions for a Loan of this type, including but not limited to:
— Broker Valuation as set out above;
— Survey Report satisfactory to the Lender;
— Report from the Classification Society, being satisfactory to the Lender; the Security Vessels to be free of any overdue restrictions and/or recommendations;
— Audited financial statements for the recent financial year and most recent unaudited consolidated financial statements of 2006 of the Corporate Guarantor acceptable to the Lender.
Maturity and Repayment:	Tranche A:

9 years from Drawdown, but not later than 31st December 2016.
Tranche A shall be repaid in 28 consecutive quarterly instalments; the first instalment will be due 27 months after Drawdown, but at the latest 31st March 2010:
1-4: USD 2,250,000.00 5-17: USD 1,000,000.00 18-28: USD 1,300,000.00
and a balloon payment of USD 13,700,000.00, payable together with the last repayment instalment.
Tranche B: 9 years from Drawdown, but not later than 31s1 December 2016.
Tranche B shall be repaid in 28 consecutive quarterly instalments; the first instalment will be due 27 months after Drawdown, but at the latest 31st March 2010:
1-4: USD 4,000,000.00 5-28: USD 1,750,000.00
and a balloon payment of USD 12,000,000.00, payable together with the last repayment instalment.
Should any Tranche not be drawn with the maximum amount as specified above, the repayment instalments will be reduced in the inverse order of maturity.
(To be discussed: a different repayment schedule, if both Tranches are drawn down for sure.)
Prepayment:
The Borrowers shall have the right to make prepayments in whole or part in multiples of USD 1,000,000 at any time during the tenor of the Loan subject to at least 10 days prior written notice to the Lender without any penalty payments.
Notwithstanding the above, the Borrowers shall be required to pay all breakage costs, if the prepayment is made at a day other than the last day of an interest period.
Any amount prepaid shall be applied in the inverse order of maturity and cannot be redrawn.

If a Security Vessel is sold, declared a total loss or otherwise withdrawn as security, the Borrowers shall prepay the Loan in an amount equal to such proportion as the relevant vessel bear to the total value of the Security Vessels at the point in time of such sale or total loss (to be based on a valuation of a broker acceptable to the Lender).
Until the second anniversary of the Loan a prepayment fee of 0.30% flat on the prepaid Loan Amount shall be payable in all cases other than total loss, constructive total loss or agreed total loss.
Conditions:
• Interest:
LIBOR + Margin for 3 or 6 months periods or any other period as agreed by the Lender. Interest payments are due at the end of each interest period and, in case of 6 months periods, in addition quarterly in arrears.
The Borrowers' exposure to interest rate fluctuations in connection with this Loan may only be hedged with the Lender (competitive bids of the Lender assumed) and will be secured pari passu.
• Margin:	0,80% p.a. as long as the outstanding Loan Amount is less than or equal to 60% of the current value of the Security Vessels;
0,90% p.a. as long as the outstanding Loan Amount is less than or equal to 70% of the current value of the Security Vessels;
1.00% p.a. as long as the outstanding Loan Amount is less than or equal to 75% of the current value of the Security Vessels;
1.25% p.a. as long as the outstanding Loan Amount is more than 75% of the current value of the Security Vessels.
Valuations to be provided before each interest period by a broker, to be appointed by the Lender, expenses to be paid by the Borrowers;
• Commitment fee:	0.35% per annum on the undisbursed Loan Amount payable quarterly in arrears starting from the approving vote of Star Maritime Acquisition Corp. shareholders.
• Management fee:	0.50% flat on the Loan Amount, 50% of which shall be payable on signing of the loan agreement and the balance shall be payable on the 31st December 2007.

• Computation:	365/360
Securities:	Securities for the Loan will include but not be limited to the following:
Tranche A: first priority and cross-collateralised ship mortgages on the Tranche A Security Vessels.
Additionally upon drawdown of Tranche B: first priority and cross-collateralised ship mortgages on the Tranche A and Tranche B Security Vessels.
Security Vessels to be registered in a jurisdiction and to fly a flag acceptable to the Lender.
First priority assignment of insurances (H & M, War Risk, P & I, insurance level 110%), all insurances on terms and conditions and with insurers acceptable to the Lender.

First priority general assignment of all earnings of the Security Vessels and, on request of the Lender, first priority specific assignment of all rights and benefits under all charter or employment contracts (wording and counterpart under such contracts to be acceptable to the Lender) exceeding 12 months of duration.
All earnings of the Security Vessels to be paid into an earnings account to be held with the Agent and pledged to the Lender ("Earnings Account").
Assignment of any Security Vessels' management contract (including subordination of the rights of the Security Vessels' manager(s) to those of the Lender).
Pledge of shares of the respective Owner/Borrowers.

The Borrowers and the Corporate Guarantor — respectively the SPCs owned by the Corporate Guarantor — shall not without the Lenders' prior written consent create, incur or permit to exist or assume any mortgage, pledge, lien, fixed or floating charge or other security interest or encumbrance upon or with respect to any of its vessels, property or assets or assign or otherwise convey any rights to receive income.
First demand unconditional and irrevocable Guarantee of the Corporate Guarantor for all obligations of the Borrowers.
Covenants:
a) General Covenants	Customary Covenants for financings of this type including but not limited to the following:

—	No change of control with respect to the Borrowers without prior consent of the Lender;
—	No resigning of the non-executive Co-Chairman Petros Pappas without prior consent of the Lender;

	—	Prokopios Tsirigakis to remain CEO;
	—	The Security Vessels to be commercially and technically managed by a manager acceptable to the Lender;
	—	The Security Vessels to remain at all times classed with the highest class by a classification society acceptable to the Lender;
—
Fair market value of the Security Vessels to the outstanding Loan Amount to be at all times at least 125% until the 3rd anniversary of the Loan and 135% thereafter. Valuations to be provided by a broker, to be appointed by the Lender, expenses to be paid by the Borrowers;
	—	All earnings of further vessels beeing in the owernership of the Borrowers and/or the Corporate Guarantor to be paid into earnings accounts to be held with the Agent;
—
The Borrowers and the Corporate Guarantor will provide a) within 180 days after the end of each financial year audited and consolidated (if applicable) annual reports an b) within 90 days after the end of each financial quarter unaudited interim reports evidencing their financial situation in English language.
b) Financial Covenants
Financial covenants of the Corporate Guarantor	The Corporate Guarantor shall comply with the following covenants, to be tested at the end of each financial year and half-year, based on its consolidated financial statements in USD:
—
Minimum liquidity (including undrawn and freely available creditlines) of USD 10,000,000.00 but at least USD 1,000,000.00 for each vessel in the owernership of the Borrowers and/or the Corporate Guarantor;
	—	Minimum market value adjusted equity ratio of 25%.
Events of Default:	Customary Events of Default for financings of this type including, but not limited to the following
	—	Cross default provisions in respect to other loans of/guarantees by the Borrowers / Corporate Guarantor
Cost and Expenditure:
The Borrowers / Corporate Guarantor will repay the Lender and the Agent all usual costs and expenses which are related to this transaction, including but not limited to premiums (if applicable: including insurance tax thereon) for Mortgagees' Interest Insurance (Commerzbank wording, 110%), Additional Perils Insurance (Commerzbank wording, 110%), both taken out by the Agent/Lender, out of pocket expenses including travel expenses, all legal fees and litigation costs, irrespective of whether the Loan will be actually concluded or not.
Taxation:
All payments of principal and interest, or any other payment in relation to the Loan will be made without deduction or withholding for any taxes, royalty payments, duties, assessments or charges of whatsoever nature, present and future. In the event that any such taxes and/or withholdings are imposed in the future, the Borrowers shall make such additional payments, as are necessary to cause the Lender to receive net the amount which it would have received had no such taxes been imposed.

Representations & Warranties as well as Conditions Precedent:	Customary Representations & Warranties and Conditions Precedent (including but limited to the above Drawdown Conditions) for financings of this type.
III. General Terms
Law and Documentation:
All documents in relation to above sketched transactions (with the exception of the each Security Vessel's mortgage, which shall be governed by the law and jurisdiction of the registry of the respective mortgaged Security Vessel and the Account Pledge, which shall by governed by German law and jurisdiction) shall be governed by English law and jurisdiction. The documentation shall be prepared by a law firm appointed by the Agent and shall be fully satisfactory to the Lender and the Arranger.

The terms and conditions set out in this offer letter are the most essential ones only. We kindly ask you to confirm the acceptance of our offer by returning to us a copy of this offer duly signed by authorised signatures of the companies as set out below.

The offer shall be valid until 14th Mai 2007.

Looking forward to hearing from you we remain

With best regards

C O M M E R Z B A N K Aktiengesellschaft

/s/ STEFAN KUCH (Stefan Kuch)	/s/ FLORINA RICCOBONO (Florina Riccobono)

1) Accepted and agreed on behalf of the Borrowers:

On		By
	(Date)	(Signatures/Names)

2) Accepted and agreed on behalf of Star Bulk Carriers Corp.:

On		By
	(Date)	(Signatures/Names)

3) Accepted and agreed on behalf of Star Maritime Acquisition Corp.:

On		By
	(Date)	(Signatures/Names)

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If you receive this fax in error, illegible or not all pages, please call: +49-40-3683 - 4066 or—4067